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                                                                    EXHIBIT 99.1



                                                                    News Release
FOR FURTHER INFORMATION:
John Roberson                       Fred Nachman
Media Relations                     Marjan Communications Inc.
(248) 644-7110                      (312) 867-1771


FOR IMMEDIATE RELEASE

                        MALAN REALTY INVESTORS ANNOUNCES
                   NET ASSETS IN LIQUIDATION AT YEAR-END 2003;
                     SALE OF KANSAS CITY, MISSOURI, PROPERTY


         BINGHAM FARMS, MICH., MARCH 31, 2004 - MALAN REALTY INVESTORS, INC. (NYSE: MAL), a self-administered real estate investment trust (REIT), announced that net assets in liquidation for the fourth quarter ended December 31, 2003, decreased by $1.1 million from the third quarter ended September 30, 2003, to $27.9 million. Net assets in liquidation for the year ended December 31, 2002, were $26.4 million. The decrease in the fourth quarter of 2003 was primarily attributable to an increase in the costs associated with the company liquidation.

         As a result of the approval of a plan of complete liquidation by its shareholders, the company adopted the liquidation basis of accounting for all periods beginning after September 30, 2002. On September 30, 2002, in accordance with the liquidation basis of accounting, assets were adjusted to estimated net realizable value and liabilities were adjusted to estimated settlement amounts, including estimated costs associated with carrying out the liquidation. Accordingly, Malan no longer reports net income or funds from operations.

         "We made excellent progress toward liquidation of the company in 2003, which also allowed us to reduce debt significantly," said Jeffrey Lewis, president and chief executive officer of Malan Realty Investors. "The portfolio has been reduced by more than half in terms of gross leasable area and by 43 percent in the number of properties since this time last year."



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         For the fourth quarter of 2003, operating income, including income from properties and interest expense on corporate and property specific debt, was approximately $1.1 million. The estimated fair value on the remaining properties held for sale increased $1.4 million, based on executed contracts for sale and internal valuation analyses prepared by management.

         Malan closed on the sales of seven properties during the quarter and three additional properties and parcel of land subsequent to December 31, 2003, at contract prices totaling $9.2 million. The company currently has 18 operating properties under contract.

         Malan continues to repurchase and retire its convertible subordinated debentures. After the redemption of $5.0 million of its 9.5 percent Convertible Subordinated Debentures due July 15, 2004, on April 14, 2004, the aggregate principal balance of the Debentures will decline to $7.1 million.

         The company also announced the sale of Prairie View Plaza in Kansas City, Missouri, to Kmart Corporation. The 104,440 square-foot property is located at 71000 NW Prairie View Road. Proceeds from the sale after expenses were $3.4 million.

         Malan Realty Investors, Inc. owns and manages properties that are leased primarily to national and regional retail companies. In August 2002, the company's shareholders approved a plan of complete liquidation. The company owns a portfolio of 24 properties located in eight states that contains an aggregate of approximately 1.9 million square feet of gross leasable area.

         Safe Harbor Statement: This news release may contain forward-looking statements. Although the company believes that the statements and projections are based on reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include uncertainties regarding the length of time required to sell the company's properties and execute its plan of liquidation and expenses incurred during the liquidation period, changing market conditions affecting the sales price of the company's properties, the disproportionate






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effect of changes in proceeds from property sales on liquidating distributions due to the company's capital structure, the cost of litigation in which the company is involved, bankruptcies and other financial difficulties of tenants, the cost of addressing environmental concerns, unforeseen contingent liabilities, and other risks associated with the commercial real estate business, as detailed in the company's filings from time to time with the Securities and Exchange Commission. Many of these factors are beyond the control of the company. Malan does not undertake to update these forward-looking statements.

         News releases for Malan Realty Investors are available on the company's Web site at www.malanreit.com or in the Company News section on the PR Newswire Web site at www.prnewswire.com.

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